Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE QUARTER AND YEAR ENDED FEBRUARY 28, 2018 AND SETS RECORD DATE

FOR ANNUAL SHAREHOLDER MEETING

Midlothian, TX. April 24, 2018 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the quarter and fiscal year ended February 28, 2018. Highlights include:

•	Revenues increased $13.3 million, or 3.7% for the comparative fiscal year.

•	Gross profit margin increased from 28.8% to 30.2% on a comparative quarter basis, and increased from 29.1% to 31.6% for the comparative fiscal year.

•	Diluted earnings per share from continuing operations increased from $0.28 to $0.32 on a comparative quarter basis, and increased from $1.03 to $1.29 for the comparative fiscal year, an increase of 14.3% for the quarter and 25.2% for the fiscal year.

Financial Overview

The financial overview includes only the Company’s continuing print operations. The Company sold Alstyle Apparel on May 25, 2016, resulting in the apparel division being classified as discontinued operations and the print division remaining as the continuing operations of the Company.

Continuing Operations

The Company’s revenues for the fourth quarter ended February 28, 2018 were $87.1 million compared to $86.6 million for the same quarter last year, an increase of 0.6%. Gross profit margin (“margin”) was $26.3 million for the quarter, or 30.2%, as compared to $24.9 million, or 28.8% for the fourth quarter last year. Net earnings from continuing operations for the quarter were $8.2 million, or $0.32 per diluted share compared to $7.2 million, or $0.28 per diluted share for the fourth quarter last year. The enactment of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) on December 22, 2017 reduced the Company’s deferred tax expense and positively impacted our operating results by $3.6 million. In addition, due to the benefits of the Tax Act and the Company’s strong performance, the Company approved special and performance based bonuses, which negatively impacted the Company’s operating results by $1.4 million compared to the same quarter last year.

The Company’s revenues for the fiscal year ended February 28, 2018 were $370.2 million compared to $356.9 million for the same period last year, an increase of 3.7%. Margin was $116.9 million, or 31.6%, as compared to $104.0 million, or 29.1% for the fiscal years ended February 28, 2018 and February 28, 2017, respectively. Earnings from continuing operations for the fiscal year ended February 28, 2018 were $32.8 million, or $1.29 per diluted share compared to $26.4 million, or $1.03 per diluted share for the fiscal year ended February 28, 2017. For fiscal year 2017, the Company’s net earnings from continuing operations were negatively impacted by relocation and start-up costs of a folder operating company and higher than historical medical expenses of approximately $3.5 million, or $0.13 per diluted share. As noted above, the Company’s fiscal year 2018 earnings from continuing operations were positively impacted by the Tax Act by $3.6 million. This benefit was reduced by approximately $0.7 million due to a special bonus the Company elected to pay to its non-management level employees as a result of the tax savings it received from the Tax Act and $0.7 million due to the additional performance bonus.

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure. To provide additional information, the Company also reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as earnings from operations before interest, taxes, depreciation, and amortization).

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information. Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. In addition, EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit agreement.

Reconciliations of non-GAAP financial measures included herein to the most directly comparable measures calculated and presented in accordance with GAAP are set forth in the following table. Other companies may calculate non-GAAP adjusted financial measures differently than Ennis, which limits the usefulness of the non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating Ennis, this information should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA from continuing operations, a non-GAAP financial measure, to the most comparable GAAP measure, net earnings from continuing operations (dollars in thousands).

	Three months ended February 28,		Year ended February 28,
	2018	2017	2018	2017
Net earnings from continuing operations	$8,160	$7,210	$32,758	$26,417
Income tax (benefit) expense	(296)	2,339	14,151	13,616
Interest expense	220	208	777	613
Depreciation and amortization	3,509	3,169	14,091	12,607

EBITDA from continuing operations (non-GAAP)	$11,593	$12,926	$61,777	$53,253

% of sales	13.3%	14.9%	16.7%	14.9%

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Overall, we were pleased with our operational performance this fiscal year and our ability to successfully put the negative overhangs of the prior fiscal year behind us. Changes we implemented last year have resulted in our health plan costs being more in line with historical averages, and the negative impact of the relocation and start-up of a folder operation appears to be fully behind us. The acquisition completed at the end of the 2017 fiscal year continues to out-perform our expectations, adding approximately $36.0 million to our revenues and contributing $0.13 to our diluted earnings per share this fiscal year. We are encouraged by the recently enacted Tax Cuts and Jobs Act of 2017 and the potential positive impact it may have for all U.S. manufacturers. In the fourth quarter we shared the savings the Company realized from the Tax Act by paying each of our non-management level employees a $500 special cash bonus and paying our shareholders a special one-time cash dividend of $0.10 per share. Going forward, although the print industry remains challenging, we are optimistic about our ability to navigate these waters and continue to return positive financial results to our shareholders. We have strengthened one of the strongest balance sheets in the industry and continue to improve our cash position.”

In Other News

The 2018 Annual Meeting of Shareholders will be held on July 18, 2018, with a record date of May 21, 2018.

About Ennis

Since 1909, Ennis has been primarily engaged in the production and sale of business forms and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a competitive environment, the Company’s ability to adapt and expand its services in such an environment and the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2017 and its Quarterly Reports on Form 10-Q for the fiscal quarters ending May 31, 2017, August 31, 2017 and November 30, 2017. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Condensed Consolidated Financial Information

(In thousands, except share and per share amounts)

Condensed Consolidated Operating Results	Three months ended February 28,		Year ended February 28,
	2018	2017	2018	2017
Revenues	$87,088	$86,572	$370,171	$356,888
Cost of goods sold	60,764	61,646	253,257	252,938

Gross profit margin	26,324	24,926	116,914	103,950
Operating expenses	18,387	15,198	69,613	63,425

Operating income	7,937	9,728	47,301	40,525
Other expense	73	179	392	492

Earnings from continuing operations before income taxes	7,864	9,549	46,909	40,033
Income tax (benefit) expense	(296)	2,339	14,151	13,616

Earnings from continuing operations	8,160	7,210	32,758	26,417
Income from discontinued operations, net of tax	—	—	—	2,481
Gain (loss) on sale of discontinued operations, net of tax	147	(1,076)	147	(27,118)

Net earnings	$8,307	$6,134	$32,905	$1,780

Weighted average common shares outstanding
Basic	25,372,241	25,467,393	25,391,998	25,734,667

Diluted	25,408,886	25,480,040	25,417,244	25,749,185

Earnings (loss) per share - basic and diluted
Earnings per share on continuing operations	$0.32	$0.28	$1.29	$1.03
Earnings per share on discontinued operations	—	—	—	0.09

	0.32	0.28	1.29	1.12
Gain (loss) per share on sale of discontinued operations	0.01	(0.04)	0.01	(1.05)

Net earnings	$0.33	$0.24	$1.30	$0.07

Condensed Consolidated Balance Sheet Information	February 28, 2018	February 28, 2017
Assets
Current assets
Cash	$96,230	$80,466
Accounts receivable, net	35,654	37,368
Inventories, net	26,480	27,965
Other	4,980	3,451

	163,344	149,250

Property, plant & equipment	45,908	49,995
Other	120,187	125,040

Total Assets	$329,439	$324,285

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$12,168	$14,202
Accrued expenses	17,403	15,766

	29,571	29,968

Long-term debt	30,000	30,000
Other non-current liabilities	8,164	12,962

Total liabilities	67,735	72,930

Shareholders’ equity	261,704	251,355

Total Liabilities and Shareholders’ Equity	$329,439	$324,285

	Year ended February 28,
Condensed Consolidated Cash Flow Information	2018	2017
Cash provided by operating activities	$45,290	$58,887
Cash provided by (used in) investing activities	(3,953)	86,090
Cash used in financing activities	(25,573)	(72,468)

Change in cash	15,764	72,509
Cash at beginning of period	80,466	7,957

Cash at end of period	$96,230	$80,466